Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Member of United Wholesale Mortgage, LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of United Wholesale Mortgage, LLC (the “Company”) as of December 31, 2020, the related consolidated statements of operations, changes in member’s equity, and cash flows, for the year ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Mortgage Servicing Rights, Net
— Refer to Notes 1 and 5 to the financial statements
Critical Audit Matter Description
The Company initially records its mortgage servicing rights (“MSRs”) at estimated fair value, and subsequently evaluates its MSRs for impairment. Subsequent fair value (measured for subsequent impairment purposes) is estimated with the assistance of an independent third party broker based upon a valuation model that calculates the estimated present value of future cash flows. The valuation model incorporates market estimates of the estimated market prepayment speeds, discount rate, and other assumptions. The Company’s MSRs balance was $1.757 billion at December 31, 2020.
We identified the valuation of MSRs as a critical audit matter because of (i) the significant judgments made by management in determining the prepayment speeds and discount rate assumptions (“significant valuation assumptions”) given the limited market observability of these assumptions, and (ii) the high degree of auditor judgment and an increased extent of effort when performing audit procedures to evaluate the appropriateness of these significant valuation assumptions.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the significant valuation assumptions used by management to estimate the fair value of the Company’s MSRs included the following, among others:

•
We tested the design and implementation of controls over management’s valuation of MSRs and management’s evaluation of the reasonableness of the significant valuation assumptions, including those related to the supervision of their third party broker, data utilized in the third party broker’s model, and the determination of prepayment speed and discount rate assumptions.

•	We inquired of the Company’s third-party valuation specialists regarding the reasonableness of the significant valuation assumptions and the appropriateness of the valuation model.

•	With the assistance of our fair value specialists, we evaluated the reasonableness of the significant valuation assumptions used within the valuation model by:

–	Comparing the Company’s significant valuation assumptions to other estimates obtained from third party brokers and selected companies in its peer group.

–	Considering the impact of changes in management’s significant valuation assumptions throughout the year ended December 31, 2020.

•	We assessed the consistency by which management has applied significant valuation assumptions.
/s/ Deloitte & Touche LLP
Detroit, Michigan
March 22, 2021
We have served as the Company’s auditor since 2020.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Owner
United Shore Financial Services, LLC
Pontiac, Michigan
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of United Shore Financial Services, LLC (the “Company”), as of December 31, 2019, and the related consolidated statements of operations, changes in member’s equity and cash flows for the year then ended, and the related notes (collectively, referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019, and the results of its operations and its cash flow for the year than ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. According, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Richey, May and Co., LLP
We have served as the Company’s auditor from 2012 to 2020.
Englewood, Colorado
September 25, 2020

UNITED WHOLESALE MORTGAGE, LLC
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$1,223,837	$133,283
Mortgage loans at fair value	7,916,515	5,446,310
Derivative assets	61,072	24,689
Accounts receivable, net	253,600	163,473
Mortgage servicing rights, net	1,756,864	731,353
Premises and equipment, net	107,572	61,365
Operating lease right-of-use asset, net (includes $92,571 and $73,185 with related parties)	93,098	79,485
Finance lease right-of-use asset	22,929	—
Other assets	57,989	14,136

Total assets	$11,493,476	$6,654,094

Liabilities and Member’s Equity
Warehouse lines of credit	$6,941,397	$5,189,587
Accounts payable and accrued expenses	847,745	282,995
Derivative liabilities	66,237	22,409
Equipment note payable	26,528	30,000
Operating lines of credit	320,300	376,000
Senior notes	789,323	—
Operating lease liability (includes $104,006 and $85,480 with related parties)	104,534	91,780
Finance lease liability	23,132	—

Total liabilities	9,119,196	5,992,771
Member’s Equity:
Membership units (no par); one unit authorized, issued and outstanding at December 31, 2020 and December 31, 2019	—	—
Additional paid-in capital	24,839	24,839
Retained earnings	2,349,441	636,484

Total member’s equity	2,374,280	661,323

Total liabilities and member’s equity	$11,493,476	$6,654,094

The accompanying notes are an integral part of these consolidated financial statements.

UNITED WHOLESALE MORTGAGE, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	For the year ended December 31,
	2020	2019
Revenue
Loan production income	$4,551,415	$1,043,483
Loan servicing income	288,304	102,288
Loss on sale of mortgage servicing rights	(62,285)	(22,480)
Interest income	161,160	155,129

Total revenue, net	4,938,594	1,278,420

Expenses
Salaries, commissions and benefits	552,143	372,172
Direct loan production costs	54,459	34,434
Professional services	12,115	37,785
Occupancy and equipment	58,890	40,095
Marketing, travel, and entertainment	20,278	23,433
Depreciation and amortization	16,820	9,405
Servicing costs	70,835	30,936
Amortization, impairment and pay-offs of mortgage servicing rights	573,118	137,776
Interest expense	167,036	164,131
Other general and administrative	27,940	13,196

Total expenses	1,553,634	863,363

Earnings before income taxes	3,384,960	415,057

Provision for income taxes	2,450	—

Net income	$3,382,510	$415,057

The accompanying notes are an integral part of these consolidated financial statements.

UNITED WHOLESALE MORTGAGE, LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY
(in thousands)

	Member’s Equity	Additional Paid- in Capital	Retained Earnings	Total
Balance, January 1, 2019	$—	$24,839	$294,212	$319,051
Member distributions	—	—	(72,785)	(72,785)
Net income	—	—	415,057	415,057

Balance, December 31, 2019	—	24,839	636,484	661,323
Member contributions	—	—	300,000	300,000
Member distributions	—	—	(1,969,553)	(1,969,553)
Net income	—	—	3,382,510	3,382,510

Balance, December 31, 2020	$—	$24,839	$2,349,441	$2,374,280

The accompanying notes are an integral part of these consolidated financial statements.

UNITED WHOLESALE MORTGAGE, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the year ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,382,510	$415,057
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss on sale of mortgage servicing rights	62,285	22,480
Reserve for representations and warranties	36,510	19,153
Capitalization of mortgage servicing rights	(1,896,638)	(1,126,965)
Amortization and pay-offs of mortgage servicing rights	553,534	117,217
Impairment on mortgage servicing rights, net	19,584	20,559
Depreciation and amortization of premises and equipment	11,581	9,405
Senior notes issuance cost amortization	353	—
Amortization of finance lease right-of-use assets	5,238	2,520
(Increase) decrease in:
Mortgage loans at fair value	(2,470,205)	(2,928,550)
Accounts receivable, net	(138,059)	(4,907)
Derivative assets	(36,384)	(7,094)
Other assets	(43,853)	(9,051)
Increase (decrease) in:
Accounts payable and accrued expenses	526,128	(19,291)
Derivative liabilities	43,828	(6,545)

Net cash provided by (used in) operating activities	56,412	(3,496,012)

CASH FLOW FROM INVESTING ACTIVITIES
Purchases of premises and equipment	(57,288)	(16,775)
Proceeds from sale of mortgage servicing rights	289,170	594,150

Net cash provided by investing activities	231,882	577,375

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under warehouse lines of credit	1,751,810	2,836,688
Repayments of finance lease liabilities	(5,049)	—
Payments for deferred offering costs	(4,745)	—
Borrowings under equipment notes payable	2,165	30,000
Repayments under equipment notes payable	(5,637)	—
Borrowings under operating lines of credit	412,295	798,321
Repayments under operating lines of credit	(467,995)	(582,417)
Proceeds from issuance of senior notes	800,000	—
Discount and direct issuance costs on senior notes	(11,030)	—
Member contributions	300,000	—
Member distributions	(1,969,554)	(72,785)

Net cash provided by financing activities	802,260	3,009,807

INCREASE IN CASH AND CASH EQUIVALENTS	1,090,554	91,170
CASH AND CASH EQUIVALENTS, BEGINNING OF THE YEAR	133,283	42,113

CASH AND CASH EQUIVALENTS, END OF YEAR	$1,223,837	$133,283

SUPPLEMENTAL INFORMATION
Cash paid for interest	$161,803	$157,813

The accompanying notes are an integral part of these consolidated financial statements.

UNITED WHOLESALE MORTGAGE, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization
United Wholesale Mortgage, LLC (f/k/a United Shore Financial Services, LLC) (the “Company”) was organized under the laws of the State of Michigan. United Shore Financial Services, LLC, the Company’s predecessor, was incorporated on July 16, 1986, primarily doing business as United Wholesale Mortgage. The Company engages in the origination, sale and servicing of residential mortgage loans. The Company is based in Michigan but originates and services loans throughout the United States. The Company is approved as a Title II, non-supervised
direct endorsement mortgagee with the United States Department of Housing and Urban Development (or “HUD”). In addition, the Company is an approved issuer with the Government National Mortgage Association (or “Ginnie Mae”), as well as an approved seller and servicer with the Federal National Mortgage Association (or “Fannie Mae”) and Federal Home Loan Mortgage Corporation (or “Freddie Mac”).
On September 15, 2020, the Company amended and restated its operating agreement to reflect SFS Holding Corp. as the sole member of the Company with one unit authorized, issued and outstanding. Historical unit amounts have been retrospectively adjusted to give effect to this change from 80,000 units authorized, issued and outstanding to the single unit.
On September 22, 2020, the Company and Gores Holdings IV, Inc., a special purpose acquisition company sponsored by an affiliate of The Gores Group, LLC, entered into a definitive agreement with respect to a business combination, which was consummated on January 21, 2021. Upon completion of the proposed transaction, the Company’s current owner retained an approximate 94% economic ownership interest of the Company, and the Company became a consolidated subsidiary of UWM Holdings Corporation (f/k/a Gores Holdings IV, Inc.). Class A common stock of UWM Holdings Corporation was listed on the New York Stock Exchange (“NYSE”) under the new ticker symbol “UWMC” on January 22, 2021. Refer to the subsequent events footnote for further discussion.
On January 21, 2021, SFS contributed all of its equity interest in the Company to UWM Holdings, LLC (a wholly-owned subsidiary of SFS) and adopted the Second Amended and Restated Operating Agreement to reflect that UWM Holdings, LLC as its sole member and its manager. Upon completion of the proposed transaction, (i) UWM Holdings, LLC issued approximately 6% of its units to UWM Holdings Corporation, (ii) SFS retained approximate 94% of its units in UWM Holdings LLC and SFS retained approximately 94% of the economic ownership interest of the combined company and (iii) the Company became a consolidated subsidiary of UWM Holdings Corporation (f/k/a Gores Holdings IV, Inc.). Class A common stock of UWM Holdings Corporation was listed on the New York Stock Exchange
(under the new ticker symbol “UWMC”)
 on January 22, 2021. Refer to the subsequent events footnote for further discussion.
Basis of Presentation
The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (or “GAAP”).
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. As of December 31, 2020 and 2019, the Company had two subsidiaries both of which were special purpose entities that were formed and operate solely in connection with securitized warehouse facilities used by the Company in its operations. All significant intercompany balances and transactions have been eliminated.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The most sensitive accounting estimates affecting the consolidated financial statements are the valuations of mortgage loans at fair value, mortgage servicing rights (or “MSRs”), derivative assets and liabilities, and the measurement of the representations and warranties reserve.

Operating Segments
The Company operates as one segment. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the chief operating decision maker (or “CODM”), which is the Company’s chief executive officer, in deciding how to allocate resources and assess performance. The Company’s CODM evaluates the Company’s financial information on a consolidated basis.
Cash and Cash Equivalents
The Company considers cash and temporary investments with original maturities of three months or less to be cash and cash equivalents. The Company typically maintains cash balances in financial institutions in excess of Federal Deposit Insurance Corporation limits. The Company evaluates the creditworthiness of these financial institutions in determining the risk associated with these balances.
Mortgage Loans at Fair Value and Revenue Recognition
Mortgage loans are recorded at estimated fair value. Fair value of mortgage loans is estimated using observable market information including pricing from current cash commitments from government sponsored enterprises, recent market commitment prices, or broker quotes, as if the loans were to be sold currently into the secondary market.
A majority of the revenues from mortgage loan originations are recognized when the loan is originated which is the primary revenue recognition event as the loans are recorded at fair value upon origination. Loan origination fees are recognized as income at the time the loans are originated. Interest income is accrued at the contractual rate, unless collectability is uncertain. Loan production income also includes the unrealized gains and losses associated with the changes in the fair value of mortgage loans at fair value, the realized and unrealized gains and losses from derivative assets and liabilities and the capitalization of MSRs.
Loans are considered to be sold when the Company surrenders control over the financial assets. Control is considered to have been surrendered when the transferred assets have been isolated from the Company, beyond the reach of the Company and its creditors; the purchaser obtains the right, free of conditions that constrain it from taking advantage of that right, to pledge or exchange the transferred assets; and the Company does not maintain effective control over the transferred assets through an agreement that entitles or obligates the Company to repurchase or redeem the transferred assets before their maturity. The Company typically considers the above criteria to have been met when transferring title to another party where no substantive repurchase rights or obligations exist.
Derivatives
Derivatives are recognized as assets or liabilities on the consolidated balance sheets and measured at fair value with changes in fair value recorded within the consolidated statements of operations in the period in which they occur. The Company enters into derivative instruments to reduce its risk exposure to fluctuations in interest rates. The Company accounts for derivative instruments as free-standing derivative instruments and does not designate any for hedge accounting. Interest rate lock commitments (or “IRLCs”) on mortgage loans to be originated or purchased which are intended to be sold are considered to be derivatives with changes in fair value recorded in the consolidated statements of operations as part of loan production income. Fair value is estimated primarily based on relative changes in interest rates for the underlying mortgages to be originated or purchased. Fair value estimates also take into account the probability that loan commitments may not be exercised by customers. The Company uses forward mortgage backed security contracts, which are known as forward loan sale commitments (or “FLSCs”), to economically hedge the IRLCs. Refer to Note 3 – Derivatives for further details.
Mortgage Servicing Rights and Revenue Recognition - Sale of MSRs
MSRs are initially recorded at estimated fair value. To determine the fair value of the servicing right created, the Company uses third party estimates of fair value at the time of initial recognition. Subsequent fair value (measured for subsequent impairment purposes) is estimated with the assistance of an third party broker based upon a valuation model that calculates the estimated present value of future cash flows. The valuation model incorporates market estimates of the estimated market prepayment speeds, discount rate, cost to service, float value, ancillary income, inflation, and delinquency and default rates.

MSRs are amortized in proportion to the estimated future net servicing revenue. MSRs are periodically evaluated for impairment. For this purpose, the Company stratifies its MSRs based on interest rate. Changes in the estimates used to value MSRs could materially change the estimated fair value and any valuation allowances required. Management records a valuation allowance when the fair value of the mortgage servicing asset strata is less than its amortized book value. Valuation allowances are recorded as a temporary impairment to the affected strata effectively reducing recorded MSRs and incurring a charge to operations. Valuation recoveries are recorded in subsequent periods. When a mortgage prepays, the Company permanently reduces the associated MSR in the period of prepayment with a charge to operations.
Sales of MSRs are recognized when the risks and rewards of ownership have been transferred to a buyer, and a substantive non-refundable down payment is received. Also, any risks retained by the Company must be reasonably quantifiable to be eligible for sale accounting.
Premises and equipment, net
Premises and equipment is recorded at cost and depreciated or amortized using the straight line method over the estimated useful lives of the assets. The following is a summary of premises and equipment, net at December 31 (in thousands):

	Useful lives (years)	2020	2019
Furniture and equipment	3-10	$24,325	$17,976
Computer software	1-3	3,644	1,480
Leasehold improvements	( a )	104,074	50,633
Construction in process		1,249	5,415
Accumulated depreciation and amortization		(25,720)	(14,139)

Premises and equipment, net		$107,572	$61,365

( a )	Amortized over the shorter of the related lease term or the estimated useful life of the assets.
Leases
The Company enters into contracts to lease real estate, furniture and fixtures, and information technology equipment. Leases that meet one of the finance lease criteria are classified as finance leases, while all others are classified as operating leases. The Company determines if an arrangement is a lease at inception and has made on accounting policy election to capitalize leases with initial terms in excess of 12 months. At lease commencement, a lease liability and right-of-use
asset are calculated and recognized for operating and finance leases. Lease liabilities represent the Company’s obligation to make lease payments arising from the lease and lease right-of-use
assets represent the Company’s right to use an underlying asset for the lease term. The lease term used in the calculation includes any options to extend that the Company is reasonably certain to exercise. The lease liability is equal to the present value of future lease payments. The right-of-use
asset is equal to the lease liability, plus any initial direct costs and prepaid lease payments, less any lease incentives received. Operating and finance lease right-of-use
assets and liabilities are recorded separately on the consolidated balance sheets. In determining the present value of future lease payments, the Company uses estimated incremental borrowing rates based on information available at the lease commencement date when an implicit rate is not readily determinable for a given lease. The incremental borrowing rate is the rate of interest that a lessee would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. The Company uses an incremental borrowing rate estimated by referencing the Company’s collateralized borrowings.

The Company’s leases do not contain any material residual value guarantees or material restrictive covenants. The Company’s lease agreements include both lease and non-lease
components which are generally accounted for as a single component to the extent that the costs are fixed. If the non-lease
components are not fixed, the costs are treated as variable lease costs. Subsequent to lease commencement, lease liabilities recorded for finance leases are measured using the effective interest method and the related right-of-use
assets are amortized on a straight-line basis over the lease term. For finance leases, interest expense and amortization expense are recorded separately in the consolidated statements of operations in interest expense and depreciation and amortization, respectively. For operating leases, total lease cost is comprised of lease expense and variable lease cost. Lease expense includes lease payments, which are recognized on a straight-line basis over the lease term. Variable lease cost includes common area maintenance charges, real estate taxes, insurance and other expenses, where applicable, which are expensed as incurred. Total lease cost for operating leases is recorded in occupancy and equipment expense on the consolidated statements of operations. See “Note 6 - Leases” for further information.
Representations and Warranties Reserve
Loans sold to investors which the Company believes met investor and agency underwriting guidelines at the time of sale may be subject to repurchase in the event of specific default by the borrower or subsequent discovery that underwriting or documentation standards were not explicitly satisfied. The Company may, upon mutual agreement, indemnify the investor against future losses on such loans or be subject to other guaranty requirements and subject to loss. The Company initially records its exposure under such guarantees at estimated fair value upon the sale of the related loan, within accounts payable and accrued expenses, as well as within loan production income, and continues to evaluate its on-going
exposures in subsequent periods. The reserve is estimated based on the Company’s assessment of its contingent and non-contingent
obligations, including expected losses, expected frequency, the overall potential remaining exposure, as well as an estimate for a market participant’s potential readiness to stand by to perform on such obligations. The Company repurchased $53.1 million and $31.1 million of loans during the years ended December 31, 2020 and 2019, respectively, related to the representations and warranties provisions.
The activity of the representations and warranties reserve was as follows (in thousands):

	December 31,
	2020	2019
Balance, beginning of period	$46,322	$32,999
Reserve charged to operations	36,510	19,153
Losses realized, net	(13,290)	(5,830)

Balance, end of period	$69,542	$46,322

Loans Eligible for Repurchase from Ginnie Mae
When the Company has the unilateral right to repurchase Ginnie Mae pool loans it has previously sold (generally loans that are more than 90 days past due) and the call option results in a more than trivial benefit to the Company, the previously sold assets are required to be re-recognized on
the consolidated balance sheets. The recognition of previously sold loans does not impact the accounting for the previously recognized MSRs. At December 31, 2020 and December 31, 2019, the Company had recorded such Ginnie Mae pool loans in mortgage loans at fair value totaling $451.1 million and $21.7 million, respectively, with related purchase liabilities equal to the gross amount of the loan recorded in accounts payable and accrued expenses. At December 31, 2020 and December 31, 2019, the fair values of the Ginnie Mae pool loans were $448.5 million and $18.4 million, respectively.
Loan Origination Fees and Expenses
Loan origination fees represent revenue earned from loan production and are included in loan production income on the consolidated statements of operations. Loan origination fees generally represent
flat, per-loan fee
amounts and are recognized as revenue at the time the loans are originated. Loan origination expenses are charged to operations as incurred and are included in direct loan production costs on the consolidated statements of operations.
Loan Servicing Income
Loan servicing income represents revenue earned for servicing loans for various investors. The loan servicing income is based on a contractual percentage of the outstanding principal balance and is recognized into revenue as the related mortgage payments are received by the Company’s subservicer. Loan servicing expenses are charged to operations as incurred.
Servicing Advances
Servicing advances represent advances on behalf of customers and investors to cover delinquent balances for property taxes, insurance premiums and other out-of-pocket costs.
Advances are made in accordance with the servicing agreements and are recoverable upon liquidation. The Company periodically evaluates the advances for collectability and amounts are written-off when
they are deemed uncollectible. Management has determined that certain amounts are not fully collectible and has recorded an allowance for expected credit losses of approximately $264 thousand and $125 thousand at December 31, 2020 and 2019, respectively. Servicing advances are included in accounts receivable, net on the consolidated balance sheets.
Interest Income
Interest income on mortgage loans at fair value is accrued based upon the principal amount outstanding and contractual interest rates. Income recognition is discontinued when loans become 90 days delinquent or when, in management’s opinion, the collectability of principal and interest becomes doubtful and the specific loan is put on nonaccrual status.
Advertising and Marketing
Advertising and marketing is expensed as incurred and amounted to $7.9 million and $5.6 million for the years ended December 31, 2020 and 2019, respectively, and is included in marketing, travel, and entertainment expenses on the consolidated statements of operations.
Escrow and Fiduciary Funds
The Company maintains segregated bank accounts in trust for investors and escrow balances for mortgagors. The balances of these accounts amounted to $955.2 million and $374.3 million at December 31, 2020 and 2019, respectively, and are excluded from the consolidated balance sheets.
Income Taxes
The Company has elected to be taxed as a partnership for income tax purposes. Accordingly, taxable income or loss of the Company is reported on the income tax returns of the member and no provision for federal income taxes has been recorded in the accompanying consolidated financial statements. The Company is subject to certain state income taxes which are included on the consolidated statements of operations.
Contingencies
The Company evaluates contingencies based on information currently available and establishes an accrual for those matters when a loss contingency is considered probable and the related amount is reasonably estimable. For matters where a loss is believed to be reasonably possible but not probable, no accrual is established by the nature of the loss contingency and an estimate of the reasonably possible range of loss in excess of amount accrued, when such estimate can be made, is disclosed. In deriving an estimate, the Company is required to make assumptions about matters that are, by their nature, highly uncertain. The assessment of loss contingencies involves the use of critical estimates, assumptions and judgments. It is not possible to predict or determine the outcome of all loss contingences. Accruals are periodically reviewed and may be adjusted as circumstances change.

Risks and Uncertainties
The Company encounters certain economic and regulatory risks inherent in the consumer finance business. Economic risks include interest rate risk and credit risks. The Company is subject to interest rate risk to the extent that in a rising interest rate environment, the Company may experience a decrease in loan production, as well as decreases in the value of mortgage loans at fair value and in commitments to originate loans, which may negatively impact the Company’s operations. Credit risk is the risk of default that may result from the borrowers’ inability or unwillingness to make contractually required payments during the period in which mortgage loans are being held at fair value or subsequently under any representation and warranty provisions within the Company’s sale agreements. The Company is subject to substantial regulation as it directly provides financing to consumers acquiring residential real estate.
The Company sells loans to investors without specific recourse. As such, the investors have assumed the risk of loss of default by the borrower. However, the Company is usually required by these investors to make certain standard representations and warranties relating to credit information, loan documentation and collateral. To the extent that the Company does not comply with such representations, or there are early payment defaults, the Company may be required to repurchase the loans or indemnify these investors for any losses from borrower defaults. In addition, if loans pay-off
within a specified time frame, the Company may be required to refund a portion of the sales proceeds to the investors.
Reclassifications
Some reclassifications have been made to prior year balances to conform to the current year financial statement presentation.
Related Party Transactions
The Company enters into various transactions with related parties. See “Note 15 – Related Party Transactions” for additional information.
Recently Adopted Accounting Pronouncements
In March 2020, the Financial Accounting Standards Board (“FASB”) issued ASU
2020-04,
Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting
, which was subsequently amended by ASU
No. 2021-01,
Reference Rate Reform (Topic 848): Scope,
which was issued in January 2021. This guidance
provides practical expedients to address existing guidance on contract modifications due to the expected market transition from the London Inter-bank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates, such as the Secured Overnight Financing Rate. The ASU was effective upon issuance on a prospective basis beginning January 1, 2020 and the Company may elect certain practical expedients as reference rate activities occur. The Company will evaluate its debt and other applicable contracts that are modified in the future to ensure they are eligible for modification relief and apply the practical expedients as needed.
In March 2020, the FASB issued ASU
No. 2020-03,
Codification Improvements to Financial Instruments
(or “ASU
2020-03”).
ASU
2020-03
improves and clarifies various financial instruments topics to increase stakeholder awareness and make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. The Company adopted ASU
2020-03
upon issuance, with no material effect on the Company’s consolidated financial statements.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740),
Simplifying the Accounting for Income Taxes
. The amendments to Topic 740 include the removal of certain exceptions to the general principles of ASC 740 in such areas as intraperiod tax allocation, year to date losses in interim periods and deferred tax liabilities related to outside basis differences. Amendments also include simplification in other areas such as interim recognition of enactment of tax laws or rate changes and accounting for a franchise tax (or similar tax) that is partially based on income. The guidance further clarifies that single-member limited liability companies and similar disregarded entities that are not subject to income tax are not required to recognize an allocation of consolidated income tax expense in their separate financial statements, but they could elect to do so. This ASU is effective for public business entities for fiscal years and interim periods beginning after December 15, 2020, with early adoption permitted. The adoption of this guidance on January 1, 2020 did not have a significant effect on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU
No. 2018-13,
Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement
, which removes, modifies or adds certain disclosure requirements for fair value measurements. The guidance was effective January 1, 2020. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU
No. 2016-13,
Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,
as amended, which amends the guidance for recognizing credit losses on financial instruments measured at amortized cost including receivables. The ASU requires measurement and recognition of expected versus incurred credit losses using a lifetime credit loss measurement approach. Substantially all of the Company’s financial assets are measured at fair value and are therefore not subject to the guidance; however, the Company determined that certain receivables are within the scope of the ASU. The expected credit-related losses of the Company’s receivables are immaterial based on historical experience and due to the short-term nature of the assets. Servicing advances are generally expected to be fully reimbursed under the terms of the servicing agreements. The guidance was effective January 1, 2020. The adoption of this guidance, including the subsequent amendments to the initial guidance, ASU
2018-19,
ASU
2019-04,
ASU
2019-05
and ASU
2019-11,
did not have a material impact on the Company’s consolidated financial statements.
Recently Issued Accounting Pronouncements
In October 2020, the FASB issued ASU No.
2020-10,
 Codification Improvements
, which is intended to clarify or correct the unintended application of the Codification of accounting guidance for a wide variety of topics. The adoption of this ASU will be required effective January 1, 2021. Early adoption is allowed. The adoption of this guidance will not have a material impact on the consolidated financial statements and related disclosures.
NOTE 2 – MORTGAGE LOANS AT FAIR VALUE
The table below includes the estimated fair value and unpaid principal balance (“UPB”) of mortgage loans held for sale that have contractual principal amounts and for which the Company has elected the fair value option. The fair value option has been elected for mortgage loans, as this accounting treatment best reflects the economic consequences of the Company’s mortgage origination and related hedging and risk management activities. The difference between the UPB and estimated fair value is made up of the premiums paid on mortgage loans, as well as the fair value adjustment as of the balance sheet date.

The change in fair value adjustment is recorded in the “Loan production income” line item of the consolidated statement of operations.

(In thousands)	December 31, 2020	December 31, 2019
Mortgage loans, unpaid principal balance	$7,620,014	$5,309,394
Premiums paid on mortgage loans	101,949	88,913
Fair value adjustment	194,552	48,003

Mortgage loans at fair value	$7,916,515	$5,446,310

NOTE 3 – DERIVATIVES
The Company enters into interest rate lock commitments (“IRLCs”) to originate residential mortgage loans, at specified interest rates and terms within a specified period of time, with customers who have applied for a loan and may meet certain credit and underwriting criteria. To determine the fair value of the IRLCs, each contract is evaluated based upon its stage in the application, approval and origination process for its likelihood of consummating the transaction (or “pullthrough”). Pullthrough is estimated based on changes in market conditions, loan stage, and actual borrower behavior using a historical analysis of IRLC closing rates. Generally, the further into the process the more likely the IRLC is to become a loan. The blended average pullthrough rate was 92% and 81%, as of December 31, 2020 and 2019, respectively. The Company uses forward mortgage backed security contracts, which are known as forward loan sale commitments (or “FLSCs”), to economically hedge the IRLCs.

The following summarizes derivative instruments (in thousands):

	December 31, 2020			December 31, 2019
	Fair Value	Notional Amount		Fair Value	Notional Amount
IRLCs, net	$59,579	$10,594,329	(a)	$16,786	$6,727,739	(a)
FLSCs, net	(64,743)	16,602,739		(14,506)	10,674,680

Total	$(5,164)			$2,280

(a)	Adjusted for pullthrough rates of 92% and 81%, respectively.
NOTE 4 – ACCOUNTS RECEIVABLE, NET
The following summarizes accounts receivable, net at December 31 (in thousands):

	December 31, 2020
	2020	2019
Investor receivables	$100,478	$104,303
Servicing advances	60,053	9,004
Servicing fees	55,838	23,113
Due from title companies	33,663	16,729
Warehouse - after deadline funding	3,642	4,020
Pair-offs receivable	438	6,317
Receivable - related party	28	245
Allowance for doubtful accounts	(540)	(258)

Total Accounts Receivable, Net	$253,600	$163,473

The Company periodically evaluates the carrying value of accounts receivable balances with delinquent receivables being written-off
based on specific credit evaluations and circumstances of the debtor.
NOTE 5 – MORTGAGE SERVICING RIGHTS, NET
The following summarizes the activity of MSRs (in thousands):

	For the year ended December 31,
	2020	2019
Balance, beginning of period	$731,353	$368,117
Additions	1,896,638	1,126,965
Amortization	(252,421)	(80,280)
Loans paid in full	(301,113)	(36,937)
Sales	(298,009)	(625,953)
Impairment	(19,584)	(20,559)

Balance, end of period	$1,756,864	$731,353

The unpaid principal balance of mortgage loans serviced approximated $188.3 billion and $72.6 billion at December 31, 2020 and 2019, respectively. Conforming conventional loans serviced by the Company have previously been sold to Fannie Mae and Freddie Mac on a non-recourse
basis, whereby foreclosure losses are generally the responsibility of Fannie Mae and Freddie Mac, and not the Company. Loans serviced for Ginnie Mae are insured by the FHA, guaranteed by the VA, or insured by other applicable government programs. While the above guarantees and insurance are the responsibility of those parties, the Company is still subject to potential losses related to its servicing of these loans. Those estimated losses are incorporated into the valuation of MSRs.

The key unobservable inputs used in determining the fair value of the Company’s MSRs were as follows at December 31, 2020 and 2019, respectively:

	December 31,	December 31,
	2020	2019
Discount rates	9.0% - 14.5%	9.0% - 14.5%
Annual prepayment speeds	8.8% - 42.2%	8.2% - 30.8%
Cost of servicing	$75 - $126	$90 - $138
The Company views these unobservable inputs as the most critical in assessing the fair value of its MSRs, which had an estimated fair value of approximately $1.76 billion and $744 million at December 31, 2020 and 2019, respectively.
The hypothetical effect of an adverse change in these key assumptions would result in a decrease in fair values as follows at December 31, 2020 and 2019, respectively, (in thousands):

	December 31,	December 31,
	2020	2019
Discount rate:
+ 10% adverse change – effect on value	$(56,889)	$(25,580)
+ 20% adverse change – effect on value	$(110,040)	$(49,396)
Prepayment speeds:
+ 10% adverse change – effect on value	$(87,752)	$(34,208)
+ 20% adverse change – effect on value	$(169,230)	$(65,744)
Cost of servicing:
+ 10% adverse change – effect on value	$(21,643)	$(8,879)
+ 20% adverse change – effect on value	$(43,285)	$(17,759)
These sensitivities are hypothetical and should be used with caution. As the table demonstrates, the Company’s methodology for estimating the fair value of MSRs is highly sensitive to changes in assumptions. For example, actual prepayment experience may differ and any difference may have a material effect on MSR fair value. Changes in fair value resulting from changes in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption of the fair value of the MSRs is calculated without changing any other assumption; in reality, changes in one factor may be associated with changes in another (for example, decreases in market interest rates may indicate higher prepayments; however, this may be partially offset by lower prepayments due to other factors such as a borrower’s diminished opportunity to refinance), which may magnify or counteract the sensitivities. Thus, any measurement of MSR fair value is limited by the conditions existing and assumptions made as of a particular point in time. Those assumptions may not be appropriate if they are applied to a different point in time.
The following table summarizes the Company’s estimated future MSR amortization expense (in thousands) based upon the existing MSR asset. These estimates are based on existing asset balances, the current interest rate environment, and prepayment speeds as of December 31, 2020. The actual amortization expense the Company recognizes in any given period may be significantly different depending upon retention or sale activities, changes in interest rates, prepayment speeds, market conditions, or circumstances that indicate the carrying amount of an asset may not be recoverable.

Year ending December 31,	Amounts
2021	$293,647
2022	249,591
2023	211,575
2024	179,066
2025	151,176
Thereafter	691,393

Total	$1,776,448

NOTE 6 – LEASES
Lease
Right-of-Use
Assets and Liabilities
The Company has operating and finance lease arrangements related to its facilities, furniture and fixtures, and information technology equipment. A substantial portion of the Company’s operating lease arrangements are with related party entities. See “Note 15 - Related Party Transactions” for further information.
Finance lease
right-of-use
assets were $22.9 million and $0.0 million at December 31, 2020 and 2019 respectively. Finance lease liabilities were $23.1 million and $0.0 million at December 31, 2020 and 2019, respectively. The Company’s financing lease agreements have remaining terms ranging from two to three years. For the year ended December 31, 2020, total interest expense and amortization expense under finance leases amounted to $0.8 million and $5.2 million, respectively.
Operating lease
right-of-use
assets were $93.1 million, including $92.6 million with related parties, and $79.5 million, including $73.2 million with related parties, at December 31, 2020 and 2019, respectively. Operating lease liabilities were $104.5 million, including $104.0 million with related parties, and $91.8 million, including $85.5 million with related parties, at December 31, 2020 and 2019, respectively. The Company’s operating lease agreements have remaining terms ranging from 2 years to 17 years. Certain lease agreements have renewal options. Total lease expense under all operating leases amounted to $10.9 million and $9.5 million for the years ended December 31, 2020 and 2019, respectively. Lease expense for related party leases was $10.6 million and $8.6 million for years ended December 31, 2020 and 2019, respectively. Variable lease expense amounted to $0.6 million and $0.0 million for the years ended December 31, 2020 and 2019, respectively.
Supplemental cash flow information related to leases is as follows (in thousands):

	December 31, 2020	December 31, 2019
Cash paid for the amounts included in the measurement of leases liabilities – operating	$12,551	$8,000
Cash paid for amounts included in the measurement of lease liabilities - financing	$5,049	$—
Operating lease right-of-use assets obtained in exchange for operating leases liabilities 1	$27,630	$82,300
Financing lease right-of-use assets obtained in exchange for finance lease liabilities	$20,120	$—

1	Of the $82.3 million obtained as of December 31, 2019, $76.0 million is related to the adoption of ASU 2016-02.

Additional supplemental information related to leases was as follows:

	December 31, 2020	December 31, 2019
Weighted average remaining lease term – operating leases	15.9 years	16 years
Weighted average remaining lease term – finance leases	2.4 years	—
Weighted average discount rate – operating leases	7.8%	6%
Weighted average discount rate – finance leases	6.2%	—
The maturities of the Company’s operating lease liabilities are summarized below (in thousands):

December 31, 2020	Amounts
2021	$11,493
2022	11,414
2023	11,175
2024	11,175
2025	11,246
Thereafter	124,684

Total lease payments	181,187
Less imputed interest	(76,653)

Total	$104,534

The maturities of the Company’s financing lease liabilities are summarized below (in thousands):

December 31, 2020	Amounts
2021	$10,322
2022	10,083
2023	4,505

Total lease payments	24,910
Less imputed interest	(1,778)

Total	$23,132

NOTE 7 – LINES OF CREDIT
The Company had the following lines of credit with financial institutions at December 31, 2020 and 2019, respectively, (in thousands):

	December 31, 2020	December 31, 2019
$400 million line of credit agreement expiring December 31, 2022. Interest at variable rates based on a spread to the one month LIBOR rate. Line is collateralized by $989.5 million of MSRs (based on estimated fair value as of December 31, 2020).	$320,300	$251,000
$125 million line of credit agreement expired on September 14, 2020. Interest at variable rates based on a spread to the one month LIBOR rate. This line was closed during 2020.	—	125,000

	$320,300	$376,000

NOTE 8 – WAREHOUSE LINES OF CREDIT
The Company had the following warehouse lines of credit with financial institutions as of December 31, 2020 and 2019, respectively, (in thousands):

As of December 31, 2020 Warehouse Lines of Credit	Expiration Date	December 31, 2020	December 31, 2019
$1.5 Billion	2/10/2021	$1,344,851	$510,954
$800 Million	3/5/2021	666,891	314,728
$200 Million	3/24/2021	86,928	150,229
$150 Million	5/25/2021	140,237	133,196
$400 Million	6/23/2021	287,073	436,437
$2 Billion	7/1/2021	499,841	800,764
$200 Million	7/7/2021	198,705	156,632
$750 Million	9/7/2021	209,138	—
$150 Million	9/19/2021	112,429	106,256
$400 Million	9/23/2021	248,947	240,620
$925 Million	10/29/2021	1,179	—
$3 Billion	10/29/2021	1,685,138	1,384,903
$250 Million	11/16/2021	249,006	355,540
$500 Million	12/28/2021	365,577	—
$1 Billion	1/10/2022	769,510	513,645
$250 Million (ASAP + - see below)	No expiration	75,947	85,683
$150 Million (gestation line - see below)	No expiration	—	—

All interest rates are variable based on a spread to the one-month LIBOR rate.		$6,941,397	$5,189,587

In addition to warehouse facilities, we are an approved lender for loan early funding facilities with Fannie Mae through its As Soon As Pooled Plus (“ASAP+”) program and Freddie Mac through its Early Funding (“EF”) program. As an approved lender for these early funding programs, we enter into an agreement to deliver closed and funded one-to-four
family residential mortgage loans, each secured by related mortgages and deeds of trust, and receive funding in exchange for such mortgage loans in some cases before the lender has grouped them into pools to be securitized by Fannie Mae or Freddie Mac. All such mortgage loans must adhere to a set of eligibility criteria to be acceptable. As of December 31, 2020, the amount outstanding through the ASAP+ program was approximately $75.9 million and no amounts were outstanding under the EF program.
In addition to the arrangements with Fannie Mae and Freddie Mac, we are also party to one early funding (or “gestation”) lines with a financial institution. Through this arrangement, we enter into agreements to deliver certified pools consisting of mortgage loans securitized by Ginnie Mae, Fannie Mae, and/or Freddie Mac, as applicable, for the gestation line. As with the ASAP+ and EF programs, all mortgage loans under this gestation line must adhere to a set of eligibility criteria.

The gestation line has a transaction limit of $150.0 million, and it is an evergreen agreement with no stated termination or expiration date that can be terminated by either party upon written notice. As of December 31, 2020, no amount was outstanding under this line.
As of December 31, 2020, the Company had pledged mortgage loans at fair value as collateral under the above warehouse lines of credit. The above agreements also contain covenants which include certain financial requirements, including maintenance of minimum tangible net worth, minimum liquidity, maximum debt to net worth ratio, net income, and limitations on additional debt, as defined in the agreements. The Company was in compliance with all debt covenants as of December 31, 2020.
NOTE 9 – SENIOR NOTES
On November 3, 2020, the Company issued $800.0 million in aggregate principal amount of senior unsecured notes due November 15, 2025 (the “Senior Notes”). The Senior Notes accrue interest at a rate of 5.500% per annum. Interest on the Senior Notes is due semi-annually on May 15 and November 15 of each year, beginning on May 15, 2021. As of December 31, 2020, the Senior Notes balance was $789.3 million, net of discounts and issuance costs.
On or after November 15, 2022, the Company may, at its option, redeem the Senior Notes in whole or in part during the twelve-month period beginning on the following dates at the following redemption prices: November 15, 2022 at 102.750%; November 15, 2023 at 101.375%; or November 15, 2024 until maturity at 100.000%, of the principal amount of the Senior Notes to be redeemed on the redemption date plus accrued and unpaid interest. Prior to November 15, 2022, the Company may, at its option, redeem up to 40% of the aggregate principal amount of the Senior Notes originally issued at a redemption price of 105.500% of the principal amount of the Senior Notes to be redeemed on the redemption date plus accrued and unpaid interest with the net proceeds of certain equity offerings. In addition, the Company may, at its option, redeem the Senior Notes prior to November 15, 2022 at a price equal to 100% of the principal amount redeemed plus a “make-whole” premium, plus accrued and unpaid interest.
The indenture governing the Senior Notes contains customary terms and restrictions, subject to a number of exceptions and qualifications. The Company was in compliance with the terms of the indenture as of December 31, 2020.
On May 15, 2020, SFS Holding Corp., the Company’s member, issued and sold $200 million in aggregate principal amount of senior secured notes and on June 15, 2020 and July 15, 2020, SFS Holding Corp. issued and sold an additional aggregate $100 million in principal amount of senior secured notes (collectively, the “SFS Notes”) and had the ability to issue up to an additional $200 million in principal amount of senior secured notes on the same terms. The Company guaranteed the SFS Notes.
The gross proceeds from the SFS Notes of $300 million were contributed to the Company by SFS Holding Corp., and the Company distributed $449.5 million to SFS Holding Corp., which was used by SFS Holdings Corp. to repay in full, including accrued interest, and terminate the SFS Notes on September 16, 2020.
NOTE 10 – EQUIPMENT NOTE PAYABLE
During 2019, the Company entered into a $30.0 million note payable, secured by equipment, with a financial institution. The note required monthly payments of $0.58 million beginning January 1, 2020 and interest accruing at 5.99% per annum. The note matures December 2024.
In 2020, the Company entered into two additional equipment notes payable of $2.1 million and $0.9 million, respectively. The notes require quarterly payments of $0.1 million and $80 thousand beginning July 1, 2020 and January 1, 2021, respectively, and interest accruing at 6.1% and 4.69% per annum, respectively. The notes mature on April 2023 and October 2023, respectively.

The principal balance outstanding for the three notes payable was $26.5 million as of December 31, 2020. Annual principal maturities of the equipment notes payable are as follows as of December 31, 2020 (in thousands):

Year ending December 31,	Amounts
2021	$6,299
2022	6,673
2023	6,851
2024	6,705
2025 and thereafter	—

Total	$26,528
NOTE 11 – SELF INSURANCE PLAN
The Company has engaged an insurance company to provide administrative services for the Company’s self-funded insurance plan. The Company has a stop loss policy with the insurance company which limits the Company’s exposure both in the aggregate and on an individual basis.
NOTE 12 – EMPLOYEE BENEFIT PLAN
The Company has a 401(k) plan covering substantially all employees. Employees may contribute amounts as allowable by Internal Revenue Service and plan limitations. The Company may make discretionary matching and non-elective
contributions.
NOTE 13 – COMMITMENTS AND CONTINGENCIES
Commitments to Originate Loans
As of December 31, 2020, the Company had approximately $11.5 billion in notional amounts of IRLCs, whereby a potential borrower has agreed to interest rates and pricing of a potential loan. These contracts potentially expose the Company to interest rate or pricing risk and are economically hedged with forward mortgage backed security contracts.
Furth
e
rmore
, as of December 31, 2020, the Company had agreed to extend credit to potential borrowers for approximately $19.2 billion. These contracts represent off balance sheet credit risk where the Company may be required to extend credit to these borrowers based on the prevailing interest rates and prices at the time of execution.
Regulatory Net Worth Requirements
Certain secondary market agencies and state regulators require the Company to maintain minimum net worth and capital requirements in order to remain in good standing with the agencies. Noncompliance with an agency’s requirements can result in such agency taking various remedial actions up to and including terminating the Company’s ability to sell loans to and service loans on behalf of the respective agency.
In accordance with the regulatory requirements of HUD, governing non-supervised,
direct endorsement mortgagees, the Company is required to maintain a minimum net worth (as defined by HUD) of $2.5 million. At December 31, 2020, the Company exceeded the regulatory net worth requirement and had a net worth (as defined by HUD) of $2.37 billion.
We are required to maintain a minimum net worth and liquidity by Ginnie Mae, Freddie Mac and Fannie Mae. The most restrictive of the minimum net worth and liquidity requirements, requires the Company to maintain a minimum net worth of $491.1 million and liquidity of $78.2 million as of December 31, 2020. At December 31, 2020 we exceed the net worth and liquidity requirement for all three government sponsored entities.

NOTE 14 – FAIR VALUE MEASUREMENTS
Fair value is the price that would be received if an asset were sold or the price that would be paid to transfer a liability in an orderly transaction between willing market participants at the measurement date. Required disclosures include classification of fair value measurements within a three-level hierarchy (Level 1, Level 2, and Level 3). Classification of a fair value measurement within the hierarchy is dependent on the classification and significance of the inputs used to determine the fair value measurement. Observable inputs are those that are observed, implied from, or corroborated with externally available market information. Unobservable inputs represent the Company’s estimates of market participants’ assumptions.
Fair value measurements are classified in the following manner:
Level 1
—Valuation is based on quoted prices in active markets for identical assets or liabilities at the measurement date.
Level 2
—Valuation is based on either observable prices for identical assets or liabilities in inactive markets, observable prices for similar assets or liabilities, or other inputs that are derived directly from, or through correlation to, observable market data at the measurement date.
Level 3
—Valuation is based on the Company’s or others’ models using assumptions at the measurement date that a market participant would use.
In determining fair value measurements, the Company uses observable inputs whenever possible. The level of a fair value measurement within the hierarchy is dependent on the lowest level of input that has a significant impact on the measurement as a whole. If quoted market prices are available at the measurement date or are available for similar instruments, such prices are used in the measurements. If observable market data is not available at the measurement date, judgment is required to measure fair value.

Financial Instruments - Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following are the major categories of financial assets and liabilities measured at fair value on a recurring basis (in thousands):

	December 31, 2020
Description	Level 1	Level 2	Level 3	Total
Mortgage loans at fair value	$—	$7,916,515	$—	$7,916,515
IRLCs	—	—	59,579	59,579
FLSCs	—	(64,743)	—	(64,743)

Total	$—	$7,851,772	$59,579	$7,911,351

	December 31, 2019
Description	Level 1	Level 2	Level 3	Total
Mortgage loans at fair value	$—	$5,446,310	$—	$5,446,310
IRLCs	—	—	16,786	16,786
FLSCs	—	(14,506)	—	(14,506)

Total	$—	$5,431,804	$16,786	$5,448,590

As of December 31, 2020 and 2019, mortgage loans at fair value included fair value adjustments of $194.6 million and $48.0 million, respectively. These fair value adjustments include the relative changes in the values of closed loans from the original pricing of the prospective loan (while it was an IRLC) to period end, subsequent market interest rate movements, and includes gain margin for the recorded loans based on external market indications of fair value.
Derivative assets and liabilities solely represent fair value of adjustments for the contracts based upon their original contract dates relative to the period end pricing for the contracts. The derivative contracts that the Company enters into are initially recorded at zero value as they are entered into at market prices on the date of execution. Subsequent changes in market conditions, primarily interest rates, drive the value of the Company’s derivative contracts and such fair value adjustments represent the respective derivative assets and liabilities.
Level 3 Issuances and Transfers
The Company issues IRLCs which are considered derivatives. If the contract converts to a loan, the implied value, which is solely based upon interest rate changes, is incorporated in the basis of the fair value of the loan. If the IRLC does not convert to a loan, the basis is reduced to zero as the contract has no continuing value. The Company does not track the basis of the individual IRLCs that convert to a loan, as that amount has no relevance to the presented consolidated financial statements.
Transfers into and out of Level 3 specific to the Company’s IRLC asset are equivalent to the net change in unrealized gain of approximately $42.8 million and $30 thousand for the years ended December 31, 2020 and 2019, respectively.
Other Financial Instruments
During the fourth quarter of 2020, the Company issued $800.0 million of Senior Notes. The fair value of the Senior Notes approximated $841.3 million as of December 31, 2021. The fair value of the Senior Notes was estimated using Level 2 inputs, including observable trading information in inactive markets.
Due to their nature and respective terms (including the variable interest rates on warehouse and operating lines of credit), the carrying value of cash and cash equivalents, receivables, payables, notes payable and warehouse and operating lines of credit approximate their fair value as of December 31, 2020 and 2019, respectively.

NOTE	15– RELATED PARTY TRANSACTIONS
The Company has engaged in the following significant related party transactions in 2020 and 2019:

•	The Company’s corporate campus is located in buildings that are owned by entities controlled by the Company’s founder and its CEO and leased by the Company from these entities;

•	Legal services are provided to the Company by a law firm in which the Company’s founder is a partner;

•	The Company leases an aircraft owned by an entity controlled by the Company’s CEO to facilitate travel of Company executives for business purposes;

•
Home appraisal contracting and review services are provided by home appraisal management companies partially

owned by the Company’s CEO and his brother; an executive of the Company and a member of the board of directors of UWM Holdings Corporation is also on the board of directors of one of these home appraisal management companies.

For the years ended December 31, 2020 and 2019, the Company incurred approximately $15.0 million and $11.2 million, respectively, in operating expenses with various companies related through common ownership. The Company incurred expenses of approximately $13.4 million in rent and other occupancy related expenses, $0.6 million in legal fees, $0.4 million primarily related to direct origination costs and $0.6 million in other general and administrative expenses for the year ended December 31, 2020. The Company incurred expenses of approximately $10.0 million in rent and other occupancy related expenses, $0.6 million in legal fees, $0.4 million primarily related to direct origination costs and $0.2 million in other general and administrative expenses for the year ended December 31, 2019.
Pursuant to line of credit agreements entered into, primarily in 2020, between the Company, its founder, its CEO, and the CEO’s brother and certain entities controlled by these individuals, the Company borrowed and repaid $297.0 million in the first half of 2020. These borrowings and repayments are reflected in the “Borrowings under operating lines of credit” and “Repayments under operating lines of credit” line items within the financing section of the 2020 consolidated statement of cash flows. The Company also incurred approximately $1.0 million of interest expense in 2020 related to these lines of credit. As of December 31, 2020, no amount was outstanding under these line of credit agreements, as they were terminated in the second quarter of 2020.

NOTE	16– SUBSEQUENT EVENTS
UWM Business Combination
As described in Note 1, the Company completed the business combination transaction with Gores Holdings IV, Inc. on January 21, 2021, following approval by the stockholders of Gores Holdings IV, Inc. Following this transaction, the Company became an indirect consolidated subsidiary of Gores Holdings IV, Inc., which was renamed UWM Holdings Corporation, shares of which listed for trading on the New York Stock Exchange under the symbol “UWMC” on January 22, 2021.
Subsequent to December 31, 2020, the Company entered into the following additional related party transactions:

•
A lease for an additional building that is part of the Company’s corporate campus, which is owned by entities controlled by the Company’s CEO. The lease agreement includes undiscounted future lease payments of approximately $38.3 million through 2035.

•
The modification of the lease agreement for an aircraft owned by an entity controlled by the Company’s CEO as well as a lease for an additional aircraft owned by an entity controlled by the Company’s CEO, to facilitate travel of Company executives for business purposes. The Company will pay an agreed-upon hourly rate for its usage of these aircraft, with no fixed minimum commitments.

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Employee lease agreements, pursuant to which the Company’s team members provide certain administrative services to entities controlled by the Company’s founder and its CEO. Under these agreements, these entities will pay the Company approximately $25 thousand per month for the administrative services provided to these entities by the Company’s team members.

The Company has evaluated subsequent events through March 22, 2021, which is the date the financial statements
w
e
re issued.